Exhibit (12)
The McGraw Hill Companies, Inc.
Computation of Ratio of Earnings to Fixed Charges
(in millions)

	Years ended December 31,
	2012		2011		2010		2009		2008
Earnings:
Income from continuing operations before taxes on income	$1,130	[1]	$1,000	[2]	$943	[3]	$876	[4]	$932	[5]
Fixed charges [6]	130		134		137		132		136
Total earnings	$1,260		$1,134		$1,080		$1,008		$1,068
Fixed charges: [6]
Interest expense	$81		$86		$89		$89		$92
Portion of rental payments deemed to be interest	48		47		47		42		43
Amortization of debt issuance costs and discount	1		1		1		1		1
Total fixed charges	$130		$134		$137		$132		$136
Ratio of earnings to fixed charges:	9.7	x	8.5	x	7.9	x	7.6	x	7.9	x

[1]
Includes the impact of the following items: $135 million charge for Growth and Value Plan costs, a $68 million restructuring charge, transaction costs of $15 million for our S&P Dow Jones Indices LLC joint venture, an $8 million charge related to a reduction in our lease commitments, partially offset by a vacation accrual reversal of $52 million.

[2]	Includes the impact of the following items: a $32 million restructuring charge and a $10 million charge for Growth and Value Plan costs.

[3]
Includes the impact of the following items: a $16 million charge for subleasing excess space in our New York facilities, an $11 million restructuring charge and a $7 million gain on the sale of certain equity interests at Standard & Poor's Ratings.

[4]	Includes the impact of the following items: a $14 million loss on the sale of Vista Research, Inc., an $11 million gain on the sale of BusinessWeek and a $4 million net restructuring charge.
5 Includes a $48 million restructuring charge.
6 "Fixed charges" consist of (1) interest on debt and interest related to the sale leaseback of Rock-McGraw, Inc. (see Note 13 - Commitments and Contingencies to the consolidated financial statements under Item 8, Consolidated Financial Statements and Supplementary Data, in this Form 10-K), (2) the portion of our rental expense deemed representative of the interest factor in rental expense, and (3) amortization of debt issue costs and discount to any indebtedness.